EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-173535) pertaining to the 2001 Employee Stock Option Plan of Tranzyme, Inc., the 2001 Non-employee Stock Option Plan of Tranzyme, Inc., the Amended and Restated 2003 Stock Option Plan of Tranzyme, Inc., the Amended and Restated 2004 Stock Option Plan of Tranzyme Pharma, Inc., and the 2011 Stock Option and Incentive Plan of Tranzyme, Inc. of our report dated February 29, 2012, with respect to the consolidated financial statements of Tranzyme, Inc., incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2011.
/s/ Ernst & Young LLP

Raleigh, North Carolina
February 29, 2012